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   FORM 4                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
----------------                                       Washington, D.C. 20549                         ------------------------------
/ / Check this box if no                                                                               OMB Number:         3235-0287
    longer subject to Section            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:   September 30, 1998
    16. Form 4 or Firm 5          Filed pursuant to Section 16(a) of the Securities and Exchange Act   Estimated average
    obligations may                of 1934, Section 17(a) of the Public Utility Holding Company Act    burden hours per
    continue. See                  of 1935 or Section 30(f) of the Investment Companfy Act of 1940     response..................0.5
    Instruction 1(b).


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1. Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                THINK New Ideas, Inc. (THNK)                  to Issuer
                                                                                                    (Check all applicable)
-----------------------------------------------------------------------------------------  _X__ Director          __ 10% Owner
   (Last)      (First)         (Middle)     3.  IRS or Social       4.  Statement for      _X__ Officer (give     __ Other (specify
                                                Security Number of      Month/Year                        (title below)     below
    Bloom,     Ronald            E.             Reporting Person        June 1998                       Chief Exectutivbe Officer
                                                (Voluntary)         ----------------------------------------------------------------
----------------------------------------                            5.  If Amendment,      7. Individual or Joint/Group Filing
                 (Street)                                               Date of Original      (Check Applicable line)
                                                                        (Month/Year)       _X_ Form filed by One Reporting Person
45 W. 36th Street                                                                          ___ Form filed by More than One Reporting
                                                                                               Person
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  (City)       (State)        (Zip)
New York         NY           10018
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1.  Title of Security                        2.  Trans-   3. Trans-   4. Securities    5. Amount of     6. Owner-    7. Nature of
                                                 action      action      Acquired (A)     Securities       ship         Indirect
                                                 Date        Code        or Disposed      Beneficially     Form:        Beneficial
                                                             (Instr.     of (D)           Owned at         Direct       Owner-
                                                              8)         Instr. 3, 4      End of Month     (D) or       ship
                                                 (Month/                 and 5)                           Indirect
                                                  Day/                                                     (I) Instr. 4) (Instr. 4)
                                                  Year      ------------------------------------------------------------------------
                                                             Code  V   Amount  (A) or Price
                                                                               (D)
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common stock, par value $.0001                    6/2/98     G     V    42,000     D                         D
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common stock, par value $.0001                    6/2/98     S(1)       41,000     D   $19.38  792,933       D
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1 Represents sale due to call on margin loan.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)
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FORM 4 (continued)            Table II -- Derivative  Securities Acquired,  Disposed of, or Beneficially  Owned
                                          (e.g.,   puts,  calls,   warrants,   options,   convertible securities)


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1. Title    2. Conver-  3. Trans- 4. Trans- 5. Number of   6. Date Exer- 7. Title and  8. Price  9. Number  10. Owner-  11. Nature
   of Deri-    sion or     action    action    Derivative     cisable       Amount of     of        of deri-    ship        of In-
   vative      Exer-       Date      Code      Securities     and Expi-     Underlying    Derivi-   vative      Form of     direct
   Secur-      cise                  (Instr.   Acquired (A)   ration        Securities    ative     Secur-      Deriva-     Benefi-
   ity         Price      (Month/     8)       or Disposed    Date Deri-    (Instr. 3     Secur-    ities       tive        cial
   (Instr.     of Deri-    Day/                of (D)         vative        and 4)        ity       Bene-       secur-      Owner-
   3)          vative      Year)               (Instr. 3,     (Monthly/Day                (Instr.   ficially    ity:        ship
               Security                        4 and 5)        Year)                       5)       Owned       Direct      (Instr.
                                                            -----------------------------           at End      (D) or       4)
                                                            Date     Ex-           Amount           of Month    Indirect
                                   -----------------------  Exer-    pira-  Title  Number           (Instr.     (I)
                                   Code   V    (A)    (D)   cisable  tion          of                4)         (Instr.
                                                                     Date          Shares                        4)

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Explanation of Responses:




                                                                                        /s/ Ronald E. Bloom                  7/9/98
** Intentional misstatements or omissions of facts constitute Federal Criminal         --------------------------------      ------
   Violations.     See  18 U.s.C. 1001 and 15 U.S.C. 78ff(a)                           ** Signature or Reporting Person       Date

Note:   File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                             Page 2
                                                                                                                    SEC 1474 (7-96)

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